Exhibit 10.17

SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (“Agreement”) is by and between Tom Berry (“Executive”) and Mallinckrodt Enterprises LLC, by and on behalf of itself, as plan sponsor (the “Company”).

WHEREAS, Executive is employed by the Company as Senior Vice President, Product Supply;

WHEREAS, Executive is a Participant in the Mallinckrodt Pharmaceuticals Severance Plan for U.S. Officers and Executives (“Plan”) which provides for certain benefits in the event Executive’s employment is terminated on account of a reason set forth in the Plan, subject to the terms of the Plan;

WHEREAS, Executive and the Company mutually desire to terminate Executive’s employment on an amicable basis, such termination to be effective September 30, 2013 (“Termination Date”); and

WHEREAS, in connection with the termination of Executive’s employment and pursuant to the terms of the Plan, the parties have agreed to a separation package and the resolution of any and all disputes between them.

NOW, THEREFORE, IT IS HEREBY AGREED by and between Executive and the Company as follows:

1.Benefits Upon Termination of Employment. Whether or not Executive signs this Agreement, Executive will be entitled to the following:

(a)Earned But Unpaid Amounts. Subject to the provisions of the paragraph entitled “Deductions for Amounts Owed to Company,” Executive shall receive any amounts earned, accrued or owing but not yet paid to Executive as of the Termination Date including, but not limited to, unused accrued vacation and unpaid base salary earned by Executive through the Termination Date. Payment of these amounts shall be included in the first payroll check after the Termination Date.

(b)Notice Pay. Executive was provided notice of his separation on August 15, 2013, and the period between August 15, 2013 and the Termination Date shall be the Notice Period. During the Notice Period, Executive shall perform all regular duties unless relieved of some or all of such duties by Executive’s supervisor. During the Notice Period, the Company shall pay to Executive his regular base pay, minus any applicable deductions or withholdings, which will be payable in a manner and on days that correspond to the Company’s regular paydays and payroll practices. Executive acknowledges amounts payable during the Notice Period fully and completely satisfy the notice pay requirement set forth in Section 4.01(a) of the Plan. Unless otherwise provided under applicable law, Executive will not be eligible to apply for short- or long-term disability or workers’ compensation at any time after the Termination Date.

(c)Current Fiscal Year Annual Incentive Bonus. Executive shall be eligible for a pro-rated annual incentive bonus payment for the Company fiscal year in which the Termination Date occurs, subject and pursuant to the terms set forth in the applicable plan. Any amount payable pursuant to this subsection shall be paid at such time and in such manner as set forth in the applicable plan.

(d)Equity Awards. The terms of the applicable award agreement shall govern Executive’s rights with respect to any equity awards held by Executive as of the Termination Date. The vesting of all outstanding equity awards, and the ability to exercise any stock options, shall be governed by the terms of the applicable award agreement. To obtain more information about equity holdings, Executive should contact UBS Financial Services through its web site at https://onesource.ubs.com/mnk or by calling 1-855-896-9404.

(e)Mallinckrodt Pharmaceuticals Retirement Savings and Investment Plan. Executive shall be fully vested in Company contributions made to the Mallinckrodt Pharmaceuticals Retirement Savings and Investment Plan (“RSIP”) on behalf of the Executive, subject and pursuant to the terms of the RSIP. Executive acknowledges that, as of the Termination Date, Executive shall cease to be eligible to participate in the RSIP and will not be eligible to make contributions or receive allocations of employer contributions after such date, unless otherwise provided by the terms of the RSIP. To obtain more information about the RSIP, Executive should contact the RSIP’s third party administrator, Mercer HR Services, through its web site at www.ibenefitcenter.com or by calling the Mallinckrodt Pharmaceuticals Retirement Service Center at 1-800-722-2038.

(f)Mallinckrodt Pharmaceuticals Supplemental Savings and Retirement Plan. If Executive participates in the Mallinckrodt Pharmaceuticals Supplemental Savings and Retirement Plan (“SSRP”), Executive shall be fully vested in Company contributions, if any, made to the SSRP on behalf of Executive, subject and pursuant to the terms of the SSRP. Executive acknowledges, as of the Termination Date, Executive shall cease to be eligible to participate in the SSRP and will not be eligible to make contributions or receive allocations of employer contributions after such date, unless otherwise provided by the terms of the SSRP. Payment of Executive’s SSRP account will be made in accordance with the terms of the SSRP. To obtain more information about the SSRP, Executive should contact the SSRP’s third party administrator, Mercer HR Services, through its web site at www.ibenefitcenter.com or by calling the Mallinckrodt Pharmaceuticals Retirement Service Center at 1-800-722-2038.

(g)COBRA Continuation Coverage. Executive (and Executive’s spouse, domestic partner or child(ren), as applicable) shall be eligible for continued coverage under the Company’s group health plans as required by and pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Executive acknowledges the Company will provide COBRA coverage only if such coverage is timely elected by Executive (or other qualified beneficiary as defined by COBRA) and Executive is solely responsible for electing such coverage. If Executive does not elect COBRA coverage timely, Executive will not be eligible to receive COBRA coverage. Executive will be required to pay the entire premium for COBRA coverage and acknowledges COBRA coverage will end upon the expiration of the maximum period required under COBRA or earlier than such time if Executive does not pay the required premium within the applicable time period, if Executive terminates COBRA coverage, or if an event occurs that, pursuant to COBRA, permits the earlier termination of COBRA coverage.

(h)Termination Bonus. Pursuant to Section 2(b) of the Retention Agreement dated August 1, 2011, between Executive and the Company’s predecessor (“Retention Agreement”), Executive will receive a termination bonus in the amount of $153,894 to be paid no later than thirty (30) days after the Termination Date.

2.Consideration to Executive for Signing This Agreement. In consideration for Executive signing this Agreement, and pursuant to the terms of the Plan, the Company agrees to provide Executive with severance benefits, in addition to those benefits described in the section entitled “Benefits Upon Termination of Employment,” and modify certain benefits described in such section as follows:

(a)Salary Continuation Payment. As soon as is administratively possible after the later of the Termination Date or the end of any applicable revocation period for this Agreement, Executive will begin receiving eighteen (18) months of salary continuation payments (the period during which this will be paid shall hereinafter be referred to as the “Severance Period”) at a bi-weekly gross rate of $12,741.83 (with total payments equaling $496,931.37), minus any applicable deductions or withholdings or other reductions provided for under the Plan or required by applicable law, which will be payable in a manner and on days that correspond to the Company’s regular paydays and payroll practices. The first payment made pursuant to this paragraph may exceed a full pay period if it covers the period from the Termination Date through the date of the first payment. In this case, any subsequent payments made during the Severance Period will cover full pay periods and only include a partial pay period if necessary to pay any remaining salary continuation payments. Executive expressly authorizes the Company to make any necessary deductions, withholdings, or other reductions from amounts paid pursuant to this paragraph.

(b)Severance Period Bonus. During the Severance Period, Executive will receive Executive’s Annual Bonus at a bi-weekly gross rate of $6,149.81 (with total payments equaling $239,842.59), minus any applicable deductions or withholdings or other reductions provided for under the Plan or required by applicable law, which will be payable in a manner and on days that correspond to the Company’s regular paydays and payroll practices. Executive expressly authorizes the Company to make any necessary deductions, withholdings, or other reductions from amounts paid pursuant to this paragraph.

(c)Accelerated Vesting of Stock Options. All stock options held by Executive as of the Termination Date which would have vested during the twelve (12) consecutive month period occurring immediately after the Termination Date shall accelerate and become immediately vested on the Termination Date. All outstanding stock options held by Executive that are vested and exercisable as of the Termination Date (including amounts that vest pursuant to the provisions of this Agreement) shall be exercisable for the greater of (i) the period set forth in the applicable award agreement, or (ii) twelve (12) months from the Termination Date. In no event, however, shall an option be exercisable beyond its original term.

(d)Subsidized COBRA Premium. If Executive timely elects COBRA continuation coverage then, during the Severance Period, Executive will be responsible for paying only the employee portion of the applicable premium under the respective plan(s), at the same rate and at the same time as such employee contributions are paid by similarly-situated active Company employees.

(e)Outplacement Services. The Company shall pay the cost of outplacement services for the Executive at the outplacement agency the Company regularly uses for such purpose for a period of twelve (12) months and at the level of services offered to similarly-situated Company employees.

(f)No Further Benefits. Except as provided in this Agreement or as required by the terms of a Company sponsored employee benefit plan in which Executive is participating on the Termination Date, no payment, compensation, leave time, insurance or other benefits will be furnished or paid to Executive. Executive understands the Company may change payroll dates, schedules or amounts payable on such payroll dates, insurance carriers or employee benefit plans or otherwise modify its payroll or employee benefit plans for its active employees and, to the extent Executive is receiving salary continuation payments on payroll dates or is entitled to any such coverage or benefit after the Termination Date, those changes will be applied to Executive as well and in a manner consistent with applicable law. Except as specifically provided for in this Agreement or the terms of the applicable employee benefit plan, as of the Termination Date, Executive will cease to be eligible to participate under, or be covered by, any compensation or employee benefit plan and has no rights under any of those plans.

3.Release of All Claims.

(a)Executive’s Release of All Claims.    Executive, for and in consideration of the commitments of the Company, including those set forth in the section entitled “Consideration to Executive for Signing This Agreement,” and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, trustees, fiduciaries and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown, or which Executive’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of Executive’s employment to the date Executive signs this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from, or relating in any way to, Executive’s employment relationship with Company, the Retention Agreement, the terms and conditions of the employment relationship, and the termination of the employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of The Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Workers Adjustment Retraining Notification Act, the Family and Medical Leave Act of 1993, the Genetic Information Non-Discrimination Act of 2008, the Fair Credit Reporting Act, the Equal Pay Act, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act, the National Labor Relations Act, the False Claims Act, the Missouri Human Rights Act (which prohibits employment discrimination based on race, religion, color, ancestry, national origin, age, sex or disability), the Missouri Smokers’ Rights Law (which prohibits bias against employees for using lawful tobacco products during non-working hours while off the employer’s premises), Section 287.780 of Vernon’s Annotated Missouri Statutes (which prohibits discrimination or retaliation against employees for exercising rights under the workers compensation laws), Section 290.140 of Vernon’s Annotated Missouri Statutes (which provides for service letters), and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs. Executive specifically acknowledges that during Executive’s employment, (i) Executive was provided notice of all rights permitted under the Family and Medical Leave Act of 1993 (“FMLA”), understood those rights, was allowed to take all leave and afforded all other rights to which Executive is entitled under the FMLA, (ii) the Company has not in any way interfered with, restrained or denied Executive’s exercise of (or attempt to exercise) any FMLA rights, nor terminated or otherwise discriminated against Executive for exercising (or attempting to exercise) any such rights, and (iii) Executive was not treated differently or in any way discriminated against because of Executive’s age. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. Nothing in this Agreement shall be interpreted to require Executive to release any claims that cannot lawfully be released.

(b)Executive’s Representations. To the fullest extent permitted by law, and subject to the provisions of the section entitled “Permissible Disclosures,” Executive represents and affirms (i) Executive has not filed or caused to be filed on Executive’s behalf any claim for relief against the Company or any Releasee and, to the best of Executive’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on Executive’s behalf, (ii) Executive has no knowledge of any improper, unethical or illegal conduct or activities Executive has not already reported to a human resources representative, to any member of the Company’s legal or compliance departments, or to the ethics hotline, and (iii) Executive will not file, charge, claim, sue or cause or permit to be filed, charged or claimed, any civil action, suit or legal proceeding seeking equitable or monetary relief (including damages, injunctive, declaratory, monetary or other relief) for Executive involving any matter released in this Agreement. Furthermore, Executive will withdraw with prejudice any such lawsuit or other legal action that may already be pending. In the event suit is filed in breach of this covenant not to sue, it is expressly understood and agreed this covenant shall constitute a complete defense to any such suit. In the event any Releasee is required to institute litigation to enforce the terms of this subsection, Releasees shall be entitled to recover reasonable costs and attorneys’ fees incurred in such enforcement. Executive further agrees and covenants that should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time in the past, Executive will not seek or accept personal equitable or monetary relief in such civil action, suit or legal proceeding. Although this Agreement does not preclude Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission or related state agency or from participating in an investigation by such agency, Executive promises never to seek or accept any damages, remedies, or other relief for Executive personally (any right to which is hereby waived) with respect to any claim purportedly released by this Agreement.

(c)No Unresolved Claims. This Agreement has been entered into with the understanding there are no unresolved claims of any nature which Executive has against the Company. Executive acknowledges and agrees, except as specified in the section entitled “Consideration to Executive for Signing This Agreement,” all compensation, benefits, and other obligations due Executive by the Company, whether by contract or by law, have been paid or otherwise satisfied in full or have been provided for in this Agreement. Executive further agrees the representations and understandings set forth in this Agreement have been relied upon by the Company and constitute consideration for the Company’s execution of this Agreement.

4.Restrictions. Any agreement signed by Executive at the time of hire or during employment regarding non-disclosure; trade secrets; confidential or proprietary information; disclosure or ownership of inventions, methods, processes or improvements; non-solicitation; or non-competition, including the Non-Competition, Non-Solicitation, and Confidentiality Agreement, dated February 22, 2010 (“Non-Competition Agreement”), shall continue in full force and effect. Provided further and notwithstanding any language in the Non-Competition Agreement to the contrary, if, during the time or duration of any agreement signed by the Executive with the Company that would otherwise constitute a restriction to or upon the Executive in accordance with the terms of this Agreement, the Executive shall be offered employment by another company or entity (including an entity in which he may be a promoter or founder and equity holder) (referred to as the “Employment Opportunity”) that, if such Employment Opportunity be accepted by the Executive would or could directly or indirectly cause him to breach or to violate any restriction contained in this Agreement (or incorporated in this Agreement), the Executive may present this Employment Opportunity to the Company and the Company, at its sole option and within its sole and exclusive discretion, may release the Executive from any restriction or may modify any such restriction. It is further expressly and clearly understood by the Executive and the Company that: (1) the Company shall have no obligation to release or to modify any such restriction for the benefit of the Executive and may deny the same for any reason whatsoever without explanation to the Executive, (2) any such release or modification agreed upon or granted shall be in writing signed by the Executive and the Company, (3) any discussions between the Executive and the Company concerning the Employment Opportunity shall be treated as confidential information by the Company and shall not be disclosed to third parties without the consent of the Executive in writing authorizing the same, (4) in evaluating the Employment Opportunity, the Company may conduct such due diligence as it may, within its sole discretion, deem appropriate properly to evaluate the Employment Opportunity as it shall or may relate to any restrictions binding the Executive and its decision pertaining to release or modification of the same.

5.Continued Cooperation. Executive acknowledges the Company may need to consult with Executive from time to time on a reasonable basis after the Termination Date on matters Executive had worked on prior to the Termination Date. Executive agrees to continue to cooperate with the Company and to provide any such information as is reasonably requested by the Company. The Company will reimburse Executive for any reasonable pre-approved expenses incurred in providing this cooperation and will not unreasonably interfere with any future employment of Executive in these requests.

6.Rehire. Executive agrees and recognizes Executive has permanently and irrevocably severed Executive’s employment relationship with the Company, Executive shall not seek employment or seek to provide services as an employee, consultant, independent contractor or otherwise with the Company or any affiliated entity at any time in the future, and the Company has no obligation to employ, or retain the services of, Executive in the future.

7.Non-Disparagement. Subject to the provisions of the section entitled “Permissible Disclosures,” Executive agrees Executive will not disparage or subvert the Company, or make any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company, Executive’s employment and the termination of Executive’s employment, irrespective of the truthfulness or falsity of such statement. It is the Company’s current reference policy to confirm only the Executive’s dates of employment, job title and most recent salary upon receipt of a reference request. The Company agrees if a request for reference is made regarding Executive to Mark Trudeau, Matt Harbaugh, or Ian Watkins, such individual will comply with the Company reference policy and will confirm only the Executive’s dates of employment, job title and most recent salary.

8.Understanding of Consideration. Executive understands and agrees the payments, benefits and agreements provided in this Agreement, including those set forth in the section entitled “Consideration to Executive for Signing This Agreement,” are being provided to Executive in consideration for Executive’s acceptance and execution of, and in reliance upon Executive’s representations in, this Agreement and they are greater than the payments, benefits and agreements, if any, to which the Executive would have received if Executive had not executed this Agreement.

9.Satisfaction of Company Obligations. Executive acknowledges and agrees the Company previously has satisfied any and all obligations owed to Executive under any employment agreement or offer letter Executive has with the Company and, further, this Agreement fully supersedes any and all prior agreements or understandings including but not limited to the Retention Agreement, whether written or oral, between the parties, regarding the subject matter of this Agreement. Executive acknowledges, except as set forth expressly herein, neither the Company, the Releasees, nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, or written or oral.

10.Confidentiality. Subject to the provisions of the section entitled “Permissible Disclosures,” Executive agrees not to disclose the terms of this Agreement to anyone, except a spouse, attorney, or, as necessary, a tax or financial advisor. It is expressly understood any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

11.Company Property.
(a)Company Records. Executive represents, as of the Termination Date, Executive shall not have in Executive’s possession any records or business documents, whether on computer or hard copy, or other materials (including but not limited to computer disks and tapes, computer programs, files and software, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of Executive’s employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. Executive acknowledges all such Corporate Records are the property of the Company.

(b)Company Property. On or before the Termination Date, Executive is required to return all company property to Executive’s local Human Resources representative. Company property includes, but is not limited to, building I.D. and name tags, office keys and company car keys, Executive’s Company computer (including laptop), cell phone or other handheld communication device (e.g., BlackBerry, iPhone or iPad), samples, cases, or brochures Executive has acquired by virtue of Executive’s employment. As of the Termination Date, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.

12.Permissible Disclosures. Nothing in this Agreement shall prohibit or restrict Executive from: (i) making any disclosure of information required by law, (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources personnel, or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

13.Non-Admission. The Company and Executive mutually agree and acknowledge the provision of benefits by the Company pursuant to this Agreement and the settlement and termination of any asserted or unasserted claims against the Releasees are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

14.Breach. Executive agrees and recognizes should Executive breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide Executive with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach. Further, Executive acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorney’s fees and costs. If it is discovered at any time Executive engaged in behavior during employment that would have justified termination for cause, any consideration payable to Executive under this Agreement shall immediately cease, Executive’s annual incentive or other bonus payment(s) may be withheld in whole or in part, and Executive shall be required to return any consideration paid under this Agreement. The Company may withhold paying any further consideration pending resolution of an inquiry that could lead to a finding resulting in cause. For purposes of this Agreement, “cause” shall mean an Executive’s (i) violation of any fiduciary duty owed to the Company, (ii) conviction of a felony or misdemeanor, (iii) dishonesty, (iv) theft, (v) violation of Company rules or policy, or (vi) other egregious conduct that has or that could have a serious and detrimental impact on the Company or any of its affiliates or subsidiaries or any of their employees.

15.Injunctive Relief. Executive further agrees the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits relating to or arising out of any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. Executive irrevocably and unconditionally (i) agrees any suit, action or other legal proceeding relating to or arising out of this Agreement, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the State of Missouri, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers by personal service or by registered or certified mail, return receipt requested, or by overnight express courier service, addressed to Executive at the home address which the Company has on file for Executive at the time such mailing occurs.

16.Choice of Law. The Company’s primary place of business is in the State of Missouri. Therefore, this Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of Missouri, without giving effect to any conflict of law principles that would result in the application of any law other than the law of the State of Missouri.

17.Survival of Provisions. The obligations contained in any section that contains obligations to be performed following the termination of Executive’s employment with the Company or any affiliate or subsidiary shall survive such termination and shall be fully enforceable thereafter.

18.Savings Clause. If any term contained in this Agreement is found by a court of competent jurisdiction to be unenforceable or invalid to any extent, such finding will not affect the validity or enforceability of any other term or provision of this Agreement.

19.Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business. The Company may assign its rights and obligations under this Agreement to any of its subsidiaries or affiliates without Executive’s consent, but shall remain liable for any payments provided hereunder that are not timely made by any such assignee. Executive’s rights or obligations under this Agreement may not be assigned by Executive.

20.Section 409A Compliance. To the extent applicable, this Agreement will be interpreted in accordance with Internal Revenue Code Section 409A and the regulations and other interpretive guidance issued thereunder including, without limitation, any such regulations or other guidance that may be issued after the date this Agreement is executed. Notwithstanding any other provision of this Agreement, if the Company determines any provision herein is or may be subject to Code Section 409A, the provisions of Section 5.03 of the Plan apply and the Company may adopt such amendments or modify payments made hereunder or take any other action or actions the Company determines is necessary or appropriate to (i) exempt payments made hereunder from the application of Code Section 409A or (ii) comply with the requirements of Code Section 409A. Notwithstanding any other provision of this Agreement, if the period for consideration and revocation of this Agreement spans two tax years, then any payments hereunder which are subject to Code Section 409A shall be delayed until the later of (x) the end of the applicable revocation period, or (y) the first regularly scheduled Company payroll date in the second tax year.

21.Certification and Acknowledgment. Executive certifies and acknowledges as follows:
(a)Executive has read the terms of this Agreement, and Executive understands its terms and effects, including the fact that Executive has agreed to RELEASE AND FOREVER DISCHARGE the Company and each and every one of its affiliated entities from any legal action arising out of Executive’s employment relationship with the Company and the termination of that employment relationship;

(b)Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Executive acknowledges is adequate and sufficient to Executive and which Executive acknowledges is in addition to any other benefits to which Executive is otherwise entitled;

(c)Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(d)Executive does not waive rights or claims that may arise after the date this Agreement is executed;

(e)The Company has provided Executive with a period of at least twenty-one (21) days within which to consider this Agreement, and Executive has signed on the date indicated below after concluding this Agreement is satisfactory to Executive; and

(f)Executive acknowledges this Agreement may be revoked by Executive within seven (7) days after Executive’s execution and this Agreement shall not become effective until the expiration of such seven (7) day revocation period. Any revocation must be submitted, in writing, to the Company, and state, “I hereby revoke my acceptance of our Agreement.” The revocation must be personally delivered to Monica Andersen or a designee, or mailed to Monica Andersen, Vice President Human Resources, Mallinckrodt, 675 McDonnell Boulevard, Hazelwood, MO 63042 and postmarked within seven (7) calendar days of Executive’s execution of this Agreement. In the event of a timely revocation by Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder.

Intending to be legally bound hereby, Executive and the Company (by its duly authorized agent) hereby execute the foregoing Separation of Employment Agreement and General Release.

EXECUTIVE

/s/ Thomas E. Berry                9/25/2013
Signature                    Date

COMPANY

By: /s/ Monica A. Andersen             10/7/2013
Signature                    Date

Name: Monica A. Andersen

Title: Vice President Human Resources